        Exhibit 10.3
January 9, 2023

Re:    Amendment to Employment Agreement
Dear Brian Humphries:

    Cognizant Worldwide Limited, a private limited company registered in the United Kingdom (“CWW”), and its ultimate parent company, Cognizant Technology Solutions Corporation (the “Cognizant” and, together with its controlled subsidiaries, including without limitation CWW, affiliates and any successors and assigns, the “Company”) desires to make certain changes to the Executive Employment and Non-Disclosure Non-Competition, and Invention Assignment Agreement dated as of April 1, 2019 entered into between you and CWW (as amended by a letter agreement dated as of December 9, 2022, your “Employment Agreement”) as provided herein. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings set forth in your Employment Agreement except as otherwise provided herein. You, CWW and Cognizant agree as follows:
1.     Transition; Advisor Role.

(a)    Special Advisor to Company. Effective as of 11:59 pm Eastern time on January 12, 2023 (the “Transition Start Date”), you shall cease to serve as Chief Executive Officer of the Company and shall commence serving as an advisor to the Company with the title of “Special Advisor to the Company”. You shall serve as Special Advisor to the Company during the period beginning on the Transition Start Date and ending at 11:59 pm on March 15, 2023 (the “Scheduled Transition Period End Date”), subject to earlier termination by either party (the period from the Transition Start Date through your Termination Date (whether on the Scheduled Transition Period End Date or earlier), the “Transition Period”).

(b)    Commitment and Duties. During the Transition Period, you shall perform such duties as reasonably requested by the Chairman of the Board of Directors of Cognizant (the “Chairman”). During the Transition Period, you shall report to and be accountable only to the Chairman. You shall perform your duties as at your personal residence and elsewhere consistent with past practice. You may continue to engage in outside activities consistent with past practice that have previously been approved by the Company.

(c)     Termination. At the end of the Transition Period, you shall cease to be Special Advisor to the Company and an employee of the Company. You acknowledge that you shall not have Good Reason to terminate your employment as a result of the changes herein to your title, role and compensation effected under this Letter Agreement from those set forth in your Employment Agreement, and the termination of your employment on the Scheduled Transition Period End Date shall constitute a termination by the Company without Cause. . You acknowledge that all statutory notice requirements have been satisfied.

(d)    Board and Officer Positions. By signing this agreement, you hereby submit your resignation as a member of the Board of Directors of Cognizant and its affiliates and any officer positions with such entities, effective as of the Transition Start Date.

2.    Cash Compensation.

(a)    For 2022. For 2022, and as more fully described in Appendix 3 of the General Release, you will be paid your 2022 annual incentive compensation based on actual 2022 performance, determined in accordance with the terms of the annual incentive compensation plan as determined by the Compensation Committee of the Board and paid at the normally scheduled time in March 2023 for payment of annual cash incentive compensation for 2022.

(b)    For 2023. During the Transition Period, you shall continue to receive an Annual Base Salary at the annual rate of 1,150,000 Swiss francs (“CHF”) . You will receive this payment regardless of whether you are still an employee of the Company.

3.    Equity Awards. For the avoidance of doubt, and as more fully described in Appendix 3 of the General Release, your outstanding Cognizant equity awards (the “Equity Awards”) shall continue to vest in accordance with their terms during the Transition Period.

4.    Severance Benefits. If you remain employed by the Company through the Scheduled Transition Period End Date, and provided that you or your estate executes and does not revoke the release in the form attached as Exhibit A (the “Release”) during the time periods provided therein, you will receive the severance payments and benefits set forth in the Release. To the extent any amounts contingent on the effectiveness are paid or vest before the Release becomes irrevocable, and you revoke the Release, you shall immediately repay all such amounts to the Company (including, for the avoidance of doubt, any Equity Awards that vested in connection with your termination of employment).

5.    Amounts Earned, Accrued and Owing But Not Yet Paid. Notwithstanding anything contained in this Letter Agreement or the Employment Agreement to the contrary, following the Termination Date, you shall also be entitled to any amounts under Section 9(a)(vi) of the Employment Agreement.

6.    Moving expenses. As part of your move from New York City, Company shall pay your reasonable relocation expenses of up to US$50,000.

7.     Tax preparation and filing fees. Company will continue to pay KPMG on your behalf for services related to your tax preparation and filing for tax years 2022, 2023, and 2024 on a basis consistent with past practices.

8.     Early Termination. In the event you experience an Involuntary Termination (including, for the avoidance of doubt, a resignation for Good Reason that is deemed an Involuntary Termination under Section 10 of your Employment Agreement and a termination without Cause), or your employment with the Company is terminated due to your death or Disability, in each case prior to the Scheduled Transition Period End Date, you will be entitled to the payments and benefits described above, provided that you or your estate executes and does not revoke the Release and the Release first becoming effective as provided in Section 4.

9.    Restrictive Covenants. Notwithstanding anything in this Letter Agreement to the contrary, Sections 19, 20 and 21 of your Employment Agreement shall remain in full force and effect pursuant to the terms thereof. In addition, you hereby agree not to make negative comments about or otherwise disparage the Company or any of its respective officers, directors, employees, agents or products, and the Company agrees that it will instruct the members of the Board and the executive officers of the Company not to make negative comments about or otherwise disparage you; provided that the foregoing will not restrict or impede either you or the Company from exercising protected legal rights to the extent that such rights cannot be waived by agreement, from providing truthful statements in response to any governmental agency, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or from making statements in any judicial, administrative or arbitral proceeding (including, without limitation, depositions in connection with such proceedings).

10.     Clawback. Notwithstanding anything in this Letter Agreement to the contrary, you acknowledge and agree that the payments and benefits provided herein are being provided by the Company to you, among other things, as additional consideration for the post-employment restrictive covenants in Section 21 of your Employment Agreement, the adequacy and
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sufficiency of which you expressly acknowledge. You hereby agree that if you violate any provision(s) of Section 21, then, in addition to any remedies set forth in your Employment Agreement (A) the Company may immediately cease payment of all or any portion of the payments provided pursuant to Section 4 above, (B) at any time prior to the first-year anniversary your Termination Date, the Company shall have the right to cause you to forfeit (i) any Equity Awards to the extent the vesting of which was accelerated pursuant to this Letter Agreement, and (ii) any shares of common stock of the Company you shall have received with respect to such accelerated portion of the Equity Awards, in each case without payment therefor, and (C) you shall also be required to pay to the Company, immediately upon demand therefor at any time prior to the first-year anniversary of your Termination Date, the amount of any profits realized by you from the sale of any such shares of common stock. Any amount of profits that remains unpaid after such demand shall accrue interest at the prime rate (as published in The Wall Street Journal as of the date of demand) per year, compounded at the end of each calendar quarter, until paid. Any amounts owed by the Company to Employee pursuant to this Agreement (including Equity Awards, as valued on the date when due pursuant to this Agreement) that are not paid when so due shall accrue interest at the prime rate (as published in The Wall Street Journal as of the date of demand) per year, compounded at the end of each calendar quarter, until paid.

11.    Withholding. All payments and awards under or contemplated by this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement or your Employment Agreement all federal, state, local and foreign taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment or awards received under this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code.

12.    Construction. This Letter Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New Jersey.

13.     Entire Agreement; Assignment. Except as expressly modified hereby or as specifically provided herein, your Employment Agreement shall remain in full force and effect following the date hereof pursuant to its current terms. This Letter Agreement, together its Exhibits and with your Employment Agreement (as modified hereby), represent the entire agreement with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Letter Agreement and its Exhibits and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees); provided that you may not assign any of your rights or delegate any of your duties or obligations hereunder without the prior written consent of the Company.

13.    Publicity. The parties will communicate in good faith all language used by Cognizant in announcing your departure from Cognizant (but not, for the avoidance of doubt, any other language in such announcement not directly describing you), notwithstanding Cognizant’s ultimate control over all of Company communications.

[signature page follows]
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Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have not received legal or tax advice from the Company with respect to this Letter Agreement; have had an opportunity to consult with your own tax counsel as to the federal, state, local and foreign tax consequences of this Letter Agreement; have had an opportunity to consult with your own independent legal counsel regarding your rights and obligations under this Letter Agreement; have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of the Company. This Letter Agreement may be executed in several counterparts.
Very truly yours,

COGNIZANT WORLDWIDE LIMITED
/s/ Jan Siegmund Name: Jan Siegmund Director

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
/s/ Stephen Rohleder Name: Stephen Rohleder Its: Chair Elect of the Board of Directors

BRIAN HUMPHRIES
/s/ Brian Humphries
Letter Agreement Regarding Amendment to Employment Agreement

Exhibit A

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
RELEASE

GENERAL RELEASE
This General Release of Claims, including its Schedules and Appendices (this “Release”) is made by and between Brian Humphries (“Employee”), of Cognizant Technology Solutions Corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.
1.Release by Employee. In exchange for the payments and benefits set forth in Section 9(a) of the Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreement between the Employee and Cognizant Worldwide Limited (“CWW”) dated 1 April 2019 (the “Executive Agreement”) and for other good and valuable consideration (the “Severance”), the receipt and adequacy of which are hereby acknowledged, in executing this general release and the UK settlement agreement set out in Schedule One of this Release, Employee agrees to release and discharge CWW, the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release which arise in connection with or relate to Employee’s employment with CWW or termination therefrom. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect.

2.Claims Not Released. The Release in Section 1 above shall not apply to: the Company’s or CWW’s obligations to provide the Severance; Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law and under any applicable directors’ and officers’ or other third party liability insurance policy(ies); Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his or her capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.

3.Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a)Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b)Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release including payment of the Severance.

(c)Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d)The Company advises Employee to consult with an attorney prior to executing this
Release.

(e)Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f)Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating his or her intent to revoke this Release to John Kim, Executive Vice President, General Counsel and Chief Corporate Affairs Officer of the Company (or such other individual as the Company may nominate), at the Company at the address set forth in the Offer Letter from the Company to Employee dated 29 November 2018), on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

4.Release of Employee. Except for those claims arising out of this Release, Company hereby fully, finally and forever releases and discharges the Employee with respect to any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of actions, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected and whether or not concealed or hidden, which Company now owns or holds or that Company has at anytime heretofore owned or held or may in the future hold as against the Employee arising out of or in any way connected with Employee’s employment relationship with, or separation from the Company, or any other transactions, acts or omissions by or on the part of the Employee that have occurred prior to the date of this Release; provided, however, that (i) claims arising from the conduct that is either criminal in nature or that is concealed through fraud shall not be released or waived, and nothing herein is intended or shall be construed to create a waiver or release claims on behalf of the Company and its shareholders that would be prohibited under the Dodd Frank Act or other applicable laws, if any apply, (ii) this release shall not apply to any amounts that Employee may owe the Company relating to the Company’s tax equalization program, and (iii) this release shall not apply to any amounts Employee may owe under the Company’s clawback policy as in effect on the date hereof.

5.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
6.No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

7.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.Miscellaneous.

(a)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c)Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(d)Entire Agreement/Integration. This Release together with the Settlement Agreement in Schedule One and Appendices, and the terms of the Executive Agreement as amended that continue to apply after the termination of the employment, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, and in the Amended Executive Agreement have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this

Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

Sign only on or within twenty-one (21) days after March 15, 2023

Brian Humphries

Date:

SCHEDULE ONE
This agreement is dated [DATE]
Parties
(1)COGNIZANT WORLDWIDE LIMITED incorporated and registered in England and Wales with company number 07195160 whose registered office is at One Kingdom Street London W2 6BD (CWW / we / us)
(2)COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION incorporated in the United States of America of 300 Frank W. Burr Blvd. Suite 36, 6th Floor, Teaneck NJ 07666, USA (the “Company”)
(3)BRIAN HUMPHRIES of _______________________ (Employee / you)
BACKGROUND
(A)Your employment with us shall terminate on 15 March 2023.
(B)The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
(C)We enter into this agreement for ourselves and as agent and trustee for all Group Companies and we are authorised to do so.
Agreed terms
1.Interpretation
The following definitions and rules of interpretation apply in this agreement.
1.1Definitions:
Adviser: ____________________.
Executive Agreement: the Executive Employment, Non-Disclosure, Non-Competition and Invention Assignment Agreement between you and CWW dated 1 April 2019, as amended.
Group Company: CWW, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
Holding company: has the meaning given in clause 1.6.
Subsidiary: has the meaning in clause 1.6.

1.2The headings in this Schedule are inserted for convenience only and shall not affect its construction.
1.3A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.5The Appendices shall form part of this Schedule One and shall have effect as if set out in full in the body of this Schedule One. Any reference to this agreement or this Schedule one includes the Appendices.
1.6A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.
2.Arrangements on termination
2.1Your employment with us shall terminate on 15 March 2023 (Termination Date).
2.2We shall pay you your salary and benefits up to the Termination Date as specified in the Executive Agreement.
2.3We shall make a payment to you in respect of accrued but untaken holiday up to and including the Termination Date.
2.4The payments and benefits in this Clause 2 and as specified in the Executive Agreement shall be subject to the income tax, withholding tax and National Insurance or social security contributions that we are obliged by law to pay or deduct in any jurisdiction.
2.5You confirm that you have submitted all outstanding expenses claims in the usual way and we shall reimburse you for any expenses properly incurred before the Termination Date in the usual way.
3.Termination payment
3.1Subject to and conditional on you complying with the terms of this agreement (including, without limitation, the provision by you of a letter from the Adviser dated on or after the date of this agreement in the form set out in Appendix 2), the Executive Agreement and the terms of the Release (as defined in Section 13 of the Executive Agreement) as amended, CWW shall pay (or shall procure payment by the Company or other relevant Group Company) of such sums and at such times as are specified in Sections 9(a) of the Executive Agreement and as further described in Appendix 3 (the “Termination Payment”). We will pay (or procure the payment of) the Termination Payment less all required deductions by a Group Company for withholding tax and National Insurance contributions or other social security payments in any jurisdiction in which they are due.
3.2You shall be responsible for any further withholding tax and employee's National Insurance or other social security contributions due in respect of the Termination Payment and shall indemnify us or the relevant Group Company in respect of such liability in accordance with clause 5 of this Schedule One.
4.Waiver of claims
4.1You agree that the terms of this agreement are offered by us and the Company without any admission of liability on our or the Company’s part and are in full and final settlement of all and any claims or rights of action that you have or may have against us, the Company or any other Group Company or its or their officers, employees or workers arising out of your employment with us (or any other Group Company) or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to any claim for breach of contract or wrongful dismissal, unfair dismissal or any of the claims specified in Appendix 1 of this Schedule One (each of which is waived by this clause).
4.2The waiver in clause 4.1 shall not apply to the following:
(a)claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this agreement (other than claims under discrimination legislation);
(b)any claims in relation to accrued entitlements under any pension scheme; and
(c)enforcing the terms of this agreement.
4.3You warrant that:

(d)before entering into this agreement you received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on your ability to pursue the claims specified in clause 4.1 above and Appendix 1 to this Schedule One;
(e)the Adviser has confirmed to you that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
(f)the Adviser shall sign and deliver to us a letter in the form attached as Appendix 2 to this agreement;
(g)before receiving the advice you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against any Group Company or its officers, employees or workers;
(h)the only claims that you have or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this agreement or in the future) relating to your employment with us or any other Group Company or its termination are specified in clause 4.1; and
(i)You are not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in clause 4.1.
You acknowledge that we acted in reliance on these warranties when entering into this agreement.
4.4You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.
4.5The waiver in clause 4.1 shall have effect irrespective of whether or not, at the date of this agreement, you are or could be aware of such claims or have such claims in your express contemplation (including such claims of which you become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

4.6You agree that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 4.1, you shall not be eligible for any further payment from any Group Company relating to your employment or its termination and except as set out in Sections 9(a) (which is subject to the Executive Agreement) you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award you may have received had your employment not terminated.
5.Employee indemnities
5.1You shall indemnify us on a continuing basis in respect of any income tax, withholding taxes or National Insurance or social security contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits in clauses 2 and 3 of this agreement (and any related interest, penalties, costs and expenses) due in any jurisdiction but excluding tax which is deducted at source by the Company and any interest and penalties arising as a result of the Company’s failure to account for such tax. We shall give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and shall provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent us from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).
5.2If you breach any material provision of this agreement or pursue a claim against any Group Company arising out of your employment or its termination other than those excluded under clause 4, you agree to indemnify any Group Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.
6.Resignation from offices
You acknowledge that you have resigned from your position as Director of the Company and shall resign immediately from any other office, trusteeship or position that you hold in or on any Group Company's behalf, including as a member of the board of directors of Cognizant Technology Solutions Corporation. The Company and any applicable Group Company will maintain for so long as it maintains a policy in respect of its directors generally, directors and officers’ liability insurance in respect of the period during which you were a director of the Company and/or any Group Company, at no less than the level of cover for other individuals who were directors of the Company at the Termination Date.

7.Third party rights
Except as expressly provided elsewhere in this Schedule One, no person other than you and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.
8.Governing law
This Schedule One and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
9.Jurisdiction
Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Schedule One or its subject matter or formation (including non-contractual disputes or claims).
10.Counterparts
This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
This agreement has been entered into on the date stated at the beginning of it.

Appendix 1
Claims

1.1in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;
1.2for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;
1.3in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;
1.4for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008
1.5in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;
1.6in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;
1.7in relation to suspension from work, under section 70 of the Employment Rights Act 1996;
1.8in relation to parental leave, under section 80 of the Employment Rights Act 1996;
1.9in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;
1.10in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Employment Rights Act 1996;
1.11in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;
1.12in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;
1.13for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;
1.14for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;
1.15for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to race, colour, nationality or ethnic or national origin, under section 54 of the Race Relations Act 1976;
1.16for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;
1.17for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;
1.18for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;
1.19for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;
1.20for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
1.21for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
1.22under regulations 27 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;
1.23under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;
1.24under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;
1.25under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

1.26under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
1.27in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;
1.28in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;
1.29in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;
1.30in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;
1.31in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;
1.32in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019;
1.33in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;
1.34for harassment under the Protection from Harassment Act 1997;
1.35for failure to comply with obligations under the Human Rights Act 1998;
1.36for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation ((EU) 2016/679);
1.37arising as a consequence of the United Kingdom's membership of the European Union; and
1.38in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Appendix 2: Adviser's certificate
[ON HEADED NOTEPAPER OF ADVISER]
For the attention of ________________
[DATE]
To whom it may concern,
I am writing in connection with the agreement between my client, Brian Humphries, Cognizant Worldwide Limited and Cognizant Technology Solutions Corporation (Company) [of today's date OR dated [DATE]] (Agreement) to confirm that:
1. I, ________________, whose address is ______________________, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.
2. I have given Brian Humphries legal advice on the terms and effect of the agreement and, in particular, its effect on my client's ability to pursue the claims specified in clause 4 and Appendix 1 of the agreement.
3. I gave the advice to Brian Humphries as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 4.4 of the agreement.
4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by my client in respect of loss arising in consequence of the advice I have given them.
Yours faithfully,

__________________
[DATE]

Appendix 3: Cash and Equity Compensation and Termination Payments Pursuant to Section 9(a)*

Cash and Equity Compensation

Salary through March 15, 2023	Approximately CHF 191,667

2022 Bonus	£1,850,000 at target**

Equity Awards Payable Q1 2023	5,785 RSUs (March 2020)
6,403 RSUs (February 2021)
5,439 RSUs (March 2022)
104,121 PSUs (2020-2022) at target***

Termination Payments

12-month salary	CHF 1,150,000

Separation Bonus	CHF 2,300,000

Equity Awards vesting within 12 months	47,369 RSUs

* All amounts are estimates and actual amounts per the relevant agreements control
** Actual payout subject to year-end results
*** Actual payout subject to performance goal achievement for the performance period

Signed by [NAME OF DIRECTOR OR OTHER AUTHORISED SIGNATORY] for and on behalf of [COGNIZANT WORLDWIDE LIMITED]

Signed by [NAME OF DIRECTOR OR OTHER AUTHORISED SIGNATORY] for and on behalf of [COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION]
.................................... [Director OR [POSITION]
[Director OR [POSITION]]
Signed by Brian Humphries	....................................